EX-FILING FEES

Calculation of Filing Fee Tables

424B2

(Form Type)

U.S. Bancorp

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	4.548% Senior Notes	457(r)(1)			$1,750,000,000	0.0000927	$162,225

	Total Offering Amounts					$1,750,000,000

	Net Fee Due							$162,225

(1)

The filing fee is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rules 456(b) and 457(r) of the Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-237082 filed on March 11, 2020.